Exhibit 3.1

Certificate of Elimination

of

Special Voting Stock

of

Quicksilver Resources Inc.

(Pursuant to Section 151(g) of the General

Corporation Law of the State of Delaware)

Quicksilver Resources Inc. (hereinafter called the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “DGCL”), in accordance with the provisions of Section 151(g) and 103 thereof, DOES HEREBY CERTIFY THAT:

1. Pursuant to the authority conferred upon the Board of Directors of the Company (hereinafter called the “Board of Directors”) by the Certificate of Incorporation of the Company, the Board of Directors created a series of Preferred Stock of the Company, the Special Voting Stock, and established the voting powers, designations, preferences and relative, participating and other rights and the qualifications, limitations or restrictions thereof, pursuant to a Certificate of Designation, Preferences and Rights of Preferred Stock filed with the Secretary of State of the State of Delaware on December 22, 2000 (the “Certificate of Designation”).

2. Because no shares of the Special Voting Stock authorized by such Certificate of Designation were outstanding on March 17, 2006 and none were to be issued in the future, the Board of Directors adopted the following resolutions by unanimous written consent of the Board of Directors on March 17, 2006:

RESOLVED FURTHER, that none of the authorized shares of Special Voting Stock are outstanding and no shares of Special Voting Stock will be issued; and

RESOLVED FURTHER, that the Company’s Chief Executive Officer, Chief Financial Officer or any Vice President (the “Designated Officers”) be, and each of them hereby is, authorized, in the name and on behalf of the Company to execute and cause to be filed with the Secretary of the State of the State of Delaware a Certificate of Elimination of the Special Voting Stock.

3. Pursuant to the provisions of Section 151(g) of the DGCL, the effect of this Certificate of Elimination is to eliminate from the Second Restated Certificate of Incorporation of the Company all maters set forth therein with respect to the Special Voting Stock.

IN WITNESS WHEREOF, this Certificate of Elimination is executed on behalf of the Company by a duly authorized officer this 20th day of March, 2006.

Quicksilver Resources Inc.

By:	/s/ John C. Cirone
John C. Cirone
Senior Vice President, General Counsel
and Secretary

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